UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 4, 2014 (January 30, 2014)

AMSURG CORP.

(Exact Name of Registrant as Specified in Charter)

Tennessee	000-22217	62-1493316
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 Burton Hills Boulevard Nashville, Tennessee	37215
(Address of Principal Executive Offices)	(Zip Code)

(615) 665-1283

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Director Indemnification Agreements

Effective January 30, 2014, each of the current directors of AmSurg Corp., a Tennessee corporation (the “Company”) entered into an Indemnification Agreement (the “Indemnification Agreement”) with the Company. The Indemnification Agreement provides that the Company will indemnify the director (the “Indemnitee”) against all expenses (as defined in the Indemnification Agreement), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee and arising out of the Indemnitee’s service as a director to the fullest extent permitted by the Company’s charter, bylaws and the Tennessee Business Corporation Act or other applicable law and to any greater extent that applicable law may in the future permit. The Indemnification Agreement further provides procedures for the determination of an Indemnitee’s right to receive indemnification and the advancement of expenses.

The foregoing description of the Indemnification Agreement is qualified in its entirety by reference to the text of the Indemnification Agreement, the form of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements

Effective January 30, 2014, the Company entered into amended and restated employment agreements with each of Claire M. Gulmi, the Company’s Executive Vice President and Chief Financial Officer, David L. Manning, the Company’s Executive Vice President and Chief Development Officer, Phillip A. Clendenin, the Company’s Executive Vice President – Operations and Kevin D. Eastridge, the Company’s Senior Vice President, Finance and Chief Accounting Officer. The employment agreements provide for a minimum base salary and have an initial term expiring December 31, 2014. The employment agreements may be extended thereafter for one-year terms on each December 31 during the term of the Agreement. The employment agreements provide that if the Company elects not to extend the executive’s employment, the executive will be considered to have been terminated without cause.

In the event the executive’s employment with the Company is terminated as a result of his or her disability, the executive is entitled to receive a pro rata portion of his or her annual bonus, his or her base salary and benefits for a period of 12 months, and thereafter shall receive benefits in accordance with Company policy as in effect from time to time. Additionally, the employment agreements provide for acceleration of all time-based equity awards held by the executive at the time of his or her termination due to disability.

In the event the executive’s employment with the Company is terminated by the Company for “cause” (as defined in the employment agreements), the Company shall have no further obligations under the employment agreements.

In the event the Company terminates the executive’s employment with the Company without cause or the executive terminates his or her employment with the Company for “good reason” (as defined in the employment agreements), the executive is entitled to receive a severance payment equal to two times his or her base salary, two times his or her target annual bonus, a pro rata portion of his or her annual bonus and shall continue to be covered by the Company’s health and life insurance plans for a period of two years. Additionally, the employment agreements provide for the acceleration of all time-based equity awards held by the executive at the time of his or termination without cause or for good reason, unless his or her employment is terminated without cause following the failure of the Company to achieve at least 85% of the budgeted level of earnings from continuing operations before income taxes during any two years during the consecutive three fiscal year period prior to termination.

In the event the Company terminates the executive without cause or the executive terminates his or her employment with the Company for good reason within 12 months following a “change of control” (as defined in the employment agreements) of the Company, the executive is entitled to receive a severance payment equal to two times his or her base salary, two times his or her target annual bonus, a pro rata portion of his or her annual bonus and shall continue to be covered by the Company’s health and life insurance plans for a period of two years.

The employment agreements contain restrictive covenants pursuant to which the executives have agreed not to compete with the Company during the two years following the date of termination of his or her employment with the Company. This summary of the employment agreements are qualified in their entirety by reference to the text of the employment agreements, which are included as Exhibits 10.2, 10.3, 10.4 and 10.5 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Form of Indemnification Agreement

10.2	Third Amended and Restated Employment Agreement between the Company and Claire M. Gulmi

10.3	Third Amended and Restated Employment Agreement between the Company and David L. Manning

10.4	Amended and Restated Employment Agreement between the Company and Phillip A. Clendenin

10.5	Amended and Restated Employment Agreement between the Company and Kevin D. Eastridge

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSURG CORP.

By:	/s/ Claire M. Gulmi
Claire M. Gulmi

Executive Vice President, Chief Financial Officer and Secretary
(Principal Financial and Duly Authorized Officer)

Date: February 4, 2014

EXHIBIT INDEX

No.	Exhibit

10.1	Form of Indemnification Agreement

10.2	Third Amended and Restated Employment Agreement between the Company and Claire M. Gulmi

10.3	Third Amended and Restated Employment Agreement between the Company and David L. Manning

10.4	Amended and Restated Employment Agreement between the Company and Phillip A. Clendenin

10.5	Amended and Restated Employment Agreement between the Company and Kevin D. Eastridge